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                                                              EXHIBIT 11.1

                             UNISYS CORPORATION
              STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
              FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                (UNAUDITED)
                      (Millions, except share data)
                                                   1997            1996
                                               -----------     -----------
Primary Earnings Per Common Share
Average Number of Outstanding Common Shares 174,985,173 172,069,577 Additional Shares Assuming Exercise
    of Stock Options                               775,862         462,294
                                               -----------     -----------
Average Number of Outstanding Common Shares
    and Common Share Equivalents               175,761,035     172,531,871
                                               ===========     ===========

Net Income (Loss)                              $      61.2     $(      8.1)
Dividends on Series A, B and C Preferred Stock  (     57.9)     (     60.4)
                                               -----------     -----------
Primary Earnings (Loss) on Common Shares       $       3.3     $(     68.5)
                                               ===========     ===========
Primary Earnings (Loss) Per Common Share       $       .02     $(      .40)
                                               ===========     ===========
Fully Diluted Earnings Per Common Share

Average Number of Outstanding Common
Shares and Common Share Equivalents            175,761,035     172,531,871
Additional Shares:
    Assuming Conversion of Series A
         Preferred Stock                        47,454,085      47,454,260
    Assuming Conversion of 8 1/4%
         Convertible Notes due 2000             33,697,387      33,697,387
    Assuming Conversion of 8 1/4%
         Convertible Notes due 2006             43,490,909      27,480,520
    Attributable to Stock Plans                    550,206         116,791
                                               -----------     -----------
Common Shares Outstanding Assuming
    Full Dilution                              300,953,622     281,280,829
                                               ===========     ===========

Primary Earnings (Loss) on Common Shares       $       3.3     $(     68.5)
Exclude Dividends on Series A Preferred Stock         53.3            53.3
Interest Expense on 8 1/4% Convertible Notes,
    due 2000, Net of Applicable Tax                    9.6             9.6
Interest Expense on 8 1/4% Convertible Notes,
    due 2006, Net of Applicable Tax                    8.3             5.2
                                               -----------     -----------
Fully Diluted Earnings (Loss) on Common Shares $      74.5     $(       .4)
                                               ===========     ===========
Fully Diluted Earnings (Loss) per Common Share $       .25     $   -0-
                                               ===========     ===========
Earnings (Loss) Per Common Share As Reported
    Primary                                    $       .02     $(      .40)
                                               ===========     ===========
    Fully Diluted                              $       .02     $(      .40)
                                               ===========     ===========

The computation for 1997 is based on the weighted average number of outstanding common shares and additional shares assuming the exercise of stock options. The computation for 1996 is based solely on the weighted average number of outstanding common shares. Neither period assumes conversion of the convertible notes or Series A preferred stock since such conversions would have been antidilutive.
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